Exhibit 10.2
[Form of GrafTech International Ltd. Omnibus Equity Incentive Plan
Stock Option Grant Agreement (Non-Qualified Stock Options)]

GRAFTECH INTERNATIONAL LTD.
OMNIBUS EQUITY INCENTIVE PLAN
STOCK OPTION GRANT AGREEMENT
(Non-Qualified Stock Options)
THIS AGREEMENT, made as of [●], 2019 between GrafTech International Ltd. (“GrafTech”) and [●] (the “Participant”).
WHEREAS, GrafTech has adopted the GrafTech International Ltd. Omnibus Equity Incentive Plan (the “Plan”);
WHEREAS, Section 6 of the Plan provides for the grant to Participants of non-qualified stock options to purchase shares of Common Stock of GrafTech.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1.Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, GrafTech hereby grants to the Participant [●] non-qualified stock options (the “Options”) each with respect to one (1) share of Common Stock of GrafTech.
2.    Grant Date. The grant date of the Options hereby granted is [●], 2019 (“Grant Date”).
3.    Exercise Price. The exercise price for each Option hereby granted is $[closing price of EAF on the Grant Date].
4.    Vesting of Options. Subject to the provisions of Section 5 hereof and to the Participant’s continued Employment with the Company through each applicable date, the Options shall vest and become exercisable in accordance with the following schedule (each such date, a “Vesting Date”):

(a)	[ ] Options shall vest and become exercisable on the first anniversary of the Grant Date;

(b)	[ ] Options shall vest and become exercisable on the second anniversary of the Grant Date;

(c)	[ ] Options shall vest and become exercisable on the third anniversary of the Grant Date;

(d)	[ ] Options shall vest and become exercisable on the fourth anniversary of the Grant Date; and

(e)	[ ] Options shall vest and become exercisable on the fifth anniversary of the Grant Date.

5.    Manner of Exercise. Options shall be exercised by delivery of an electronic or physical written notice to the Secretary of GrafTech, or such other form as permitted by the Committee from time to time and communicated to the Participant (the “Exercise Notice”), which shall state the election to exercise Options, specify the number of Options being exercised, and such other representations and agreements as may be required by the Committee pursuant to the provisions of the Plan. The Exercise Notice shall include payment for an amount equal to the Exercise Price multiplied by the number of Options specified in such Exercise Notice. Such payment may be made in (i) cash; (ii) shares of Common Stock held by the Participant having a Fair Market Value equal to the aggregate Exercise Price; (iii) a combination of cash and shares; (iv) through a broker-assisted exercise, or (v) by the withholding from delivery upon exercise shares of Common Stock having a Fair Market Value equal to the aggregate Exercise Price, but only to the extent such right or the utilization of such right would not cause the Options to be subject to Section 409A of the Code and to the extent the use of net-physical settlement is permitted by, and is in compliance with, applicable law; provided no such method will be permitted if it would have an adverse accounting effect in respect of the Options. The partial exercise of Options, alone, shall not cause the expiration, termination or cancellation of the remaining Options.
6.    Expiration of Options. Options shall be exercisable, in accordance with the provisions of Sections 4, 5 and 7 hereof, through the tenth (10th) anniversary of the Grant Date, unless terminated earlier as provided herein. In the event the Participant’s Employment is terminated for any reason, (a) Options unvested on the date of termination shall immediately be forfeited for no consideration as of the date of such termination and (b) Options vested on the date of termination may be exercised by the Participant or the Participant’s estate or legal representative, as applicable, at any time prior to the tenth (10th) anniversary of the Grant Date.
7.    Change in Control. In the event of a Change in Control, any then-outstanding unvested Options shall immediately vest in full as of the date of such Change in Control (even in the event that the Participant’s Employment is terminated on the date of such Change in Control) and shall be exercisable for the period set forth in Section 6. For purposes of this Agreement, a “Change in Control” shall occur upon (a) Brookfield Asset Management Inc. and any affiliates thereof (the “Majority Stockholder”) ceasing to own stock of GrafTech that constitutes at least thirty percent (30%) of the total fair market value or total Voting Power of the stock of GrafTech or (b) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than GrafTech, the Majority Stockholder or any employee benefit plan sponsored by GrafTech acquires ownership of stock of GrafTech that, together with stock held by such person or group, constitutes one hundred percent (100%) of the total fair market value or total Voting Power of the stock of GrafTech.
8.    Transferability. Options are exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative, and may not be sold, pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of the Participant to any party (other than GrafTech), or assigned or transferred by such Participant, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of Options will be forfeited by the Participant and all of the Participant’s rights to such

Options shall immediately terminate without any payment or consideration from GrafTech. Upon the death of a Participant, outstanding Options granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution pursuant to Section 16 of the Plan.
9.    Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern (unless otherwise stated therein). All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.
10.    Taxes. To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to GrafTech for the satisfaction of any withholding tax obligations that arise with respect to the exercise of Options in accordance with Section 13 of the Plan. GrafTech shall not be required to deliver shares of Common Stock to the Participant until it determines such obligations are satisfied.
11.    Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by GrafTech shall be implied by GrafTech’s forbearance or failure to take action. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.
12.    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.
13.    No Special Employment Rights; No Right to Award. Nothing contained in the Plan or any Stock Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Options. The rights or opportunity granted to the Participant on the making of a Stock Incentive Award shall not give the Participant any rights or additional rights to compensation or damages in consequence of either:(i) the Participant giving or receiving notice of termination of his or her office or employment; (ii) the loss or termination of his or her office or Employment with the Company for any reason whatsoever; or (iii) whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.
14.    Data Privacy. By participating in the Plan each Participant consents to the collection, holding, processing and transfer of data relating to the Participant and, in particular, to the processing of any sensitive personal data by the Company for all purposes connected with the operation of the Plan, including, but not limited to: (i) holding and maintaining details of the Participant and his or her participation in the Plan; (ii) transferring data relating to the Participant and his or her participation in the Plan to the Company’s registrars or brokers, the plan administrator or any other relevant professional advisers or service providers to the Company; (iii) disclosing details of the Participant and his or her participation in the Plan to a bona fide prospective purchaser of the Company (or the prospective purchaser's advisers), and (iv) with respect to Participants employed in the European Economic Area, transferring data relating to the Participant and his or her participation in the Plan under (i) to (iii) above to a person who is resident in a country or territory outside the European Economic Area that may not provide the same statutory protection for the data as countries within the European Economic Area.
15.    Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.
16.    Clawback Policies. Notwithstanding anything in the Plan to the contrary, GrafTech will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which GrafTech’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by GrafTech or any of its affiliates at any time to a Participant under the Plan and the Participant, by accepting this award of Options pursuant to the Plan and this Agreement, agrees to comply with any Company request or demand for such recoupment. In addition, a Participant’s rights, payments, gains and benefits with respect to a Stock Incentive Award (whether granted hereunder or under any prior Award Agreement) shall be subject to, in the sole and good faith judgment of the Committee, reduction, cancellation, forfeiture or recoupment while Participant is employed or upon or following termination of Participant’s Employment for Cause, for Participant’s violation of material Company policies, for Participant’s breach of noncompetition, confidentiality or other restrictive covenants, or for Participant’s engagement in Detrimental Conduct (as defined below); provided, that any change to the terms of the Stock Incentive Awards shall be effected in a way that causes the Stock Incentive Awards to be excluded from the application of, or to comply with, Section 409A of the Code. For the purposes of this Agreement, “Detrimental Conduct” means activities which have been, are or would reasonably be expected to be detrimental to the interests of the Company, as determined in the sole and good faith judgment of the Committee. Such activities include unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding, or misappropriation of property.
17.    Policy Against Insider Trading. By accepting the Options, the Participant acknowledges that the Participant is bound by all the terms and conditions of GrafTech’s insider trading policy as may be in effect from time to time.
18.    280G Provisions. Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Participant or for the Participant’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 18 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) after reduction to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax), notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.
Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 18 shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in Covered Payments hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and such agreement is in compliance with Section 409A of the Code: (i) first, any cash severance payments due shall be reduced and (ii) second, any acceleration of vesting of any equity shall be deferred with the tranche that would vest last (without any such acceleration) first deferred. For purposes of making the calculations required by this Section 18, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 18. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 18.

If notwithstanding any reduction described in this Section 18, the Internal Revenue Service (“IRS”) determines that the Participant is liable for the Excise Tax as a result of the receipt of the Covered Payments, then the Participant shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Participant challenges the final IRS determination, a final judicial determination a portion of such amounts equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Participant’s net after-tax proceeds with respect to any payment of the Covered Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Covered Payments) shall be maximized. The Repayment Amount with respect to the payment of Covered Payments shall be zero if a Repayment Amount of more than zero would not result in the Participant’s net after-tax proceeds with respect to the payment of the Covered Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Participant shall pay the Excise Tax. Notwithstanding any other provision of this Section 18, if (i) there is a reduction in the payment of Covered Payments as described in this Section 18, (ii) the IRS later determines that the Participant is liable for the Excise Tax, the payment of which would result in the maximization of the Participant’s net after-tax proceeds (calculated as if the Covered Payments had not previously been reduced), and (iii) the Participant pays the Excise Tax, then the Company shall pay to the Participant those Covered Payments which were reduced pursuant to this Section 18 contemporaneously or as soon as administratively possible after the Participant pays the Excise Tax so that the Participant’s net after-tax proceeds with respect to the payment of Covered Payments are maximized.
19.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
20.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.
21.    Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive. The Participant acknowledges that there may be adverse tax consequences upon exercise of the Options or disposition of the underlying shares of Common Stock and that the Participant should consult a tax advisor prior to such exercise or disposition.
* * * * *

IN WITNESS WHEREOF, GrafTech has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Plan as of the day and year first written above.
GrafTech International Ltd.

_____________________________
By:
Title:

_____________________________
Participant:

[Signature Page – Stock Option Grant Agreement]